UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

GRAPHENE & SOLAR TECHNOLOGIES LIMITED

(Exact name of registrant as specified in its charter)

Colorado	333-174194	27-2888719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Camden Dr., Suite 600 Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (310) 887-1477

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of Each Class	Trading Symbol	Name of Each Exchange on which registered
Common Stock	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 20 2020, Juliana Tan was elected to the Board of Directors of the Company. Ms. Tan has over twenty years of international experience at senior levels in corporate acquisitions, wealth management, and capital raising. Her areas of expertise include international business development, operations, marketing and sales development, strategic planning, intellectual property, process improvement, manufacturing and financial planning. Ms. Tan recently founded Eligius Lab Pte. Ltd, Singapore which establishes architectures and hardware designs for marketing, commercialization and system integration in healthcare technology projects focused on patient engagement systems. She has also served as Executive Director of CIMA Nanotech and Clearview Technology Group where she was responsible for operations, strategy development and marketing. She has served as Executive Director of Egreen Co. Ltd, Seoul Korea, where she led fundraising activities and established regional business relationships including for Sri Lanka, Indonesia, China, India and Spain. Ms. Tan has served as investment advisor for Colliers International (Singapore, China and Hong Kong), Knight Frank (Singpaore, China and Malaysia), Fraser and Company (Singaporeand Malaysia), SP Setia Sdn Bhd (Malaysia and Australia), Hartemas Real Estate Sdn Bhd (Malaysia), Ascendants Assets Pte Ltd. (Singapore) Tudorville Properties Ltd (UK) and Kingfield's Solicitors (UK).

Effective July 20, 2020, Andrew Liang was elected to the Board of Directors of the Company and was appointed Director of Operations. Mr. Lian is currently General Manager of Michell (Suzhou) Wool Co. Ltd. Suzhou China which is engaged in wool processing, trading, brokerage and manufacturing of wool garments and home textile products with manufacturing facilities in Australia and China. He previously held senior executive positions at EKF Diagnostics Holding plc,Coloplast (China) Medical Device Ltd., Ballantyne Foods Pty. Ltd, Bloch & Behrens Pty. Ltd and The East Asiatic Company(HK) Ltd.. He is currently a director of CSA Liang Ty. Ltd (medical devices), Beijing CSA Science & Trade Co. Ltd (healthcare information technology and data management) and AoHua (Tianjin) Finance Leasing Co. Ltd (project finance and management) where he also serves as Chairman.

Also, the Company confirms that effective June 1, 2020 Frank J. Garofalo was elected as Chairman of the Board of Directors.

For more than three decades Mr. Garofalo has been a Management Consultant and Corporate Finance Advisor working on “special assignment” for Chief Executive Officers and Boards of Directors, primarily in technology driven markets. Mr. Garofalo has assisted companies ranging from $10 million to over $10 billion in size.

He is an expert in strategic, competitive and market analysis with an emphasis on positioning companies for maximum equity valuation. Mr. Garofalo’s career in professional services includes serving as Senior Vice President in the Investment Banking division of PaineWebber (now UBS) and as Director and Senior Consultant in Arthur D. Little’s Technology consulting practice.

While at Arthur D. Little, Mr. Garofalo was the Lead Manager on major studies for Fortune 500 client organizations in product/market forecasting, technology trends assessments, market research, strategic business planning, and evaluations of diversification and acquisition opportunities.

As part of PaineWebber / UBS Corporate Finance his assignments have included dozens of corporate development and corporate finance projects including private placements of equity financing, mergers, acquisitions, divestitures and the establishment of joint ventures and strategic alliances.

Mr. Garofalo has served on several boards, including biotech spin-off company Medi-Pharmaceuticals Inc. before its merger into Galectin Therapeutics, Inc. and the Board of Sigma Labs. Mr. Garofalo is also member of the MIT Venture Mentoring Service.

Mr. Garofalo earned a Bachelor of Science degree in Electrical Engineering from MIT, a Master of Science degree in Computer Systems Engineering from the University of Michigan and an MBA from Harvard University.

Each of the individuals referenced above is to receive 500,000 restricted shares of the Company's common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2020		Graphene & Solar Technologies Limited

	By:	/s/ ROGER MAY
	Name:	Roger May
	Title:	Chief Executive Officer

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